UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2016

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Afek Oil and Gas Ltd. (“Afek”), a subsidiary of Genie Energy Ltd., has received an extension of its license from the Israeli Ministry of Energy and Water through April 9, 2017. Afek is conducting a multi-well oil and gas exploration program pursuant to that license which was initially granted for a three-year period that expired on April 9, 2016.

Afek concluded a well flow test on one of its completed wells (Ness 3) and has developed preliminary results after analysis of the available data.

The preliminary findings confirmed the presence of gaseous hydrocarbons and other compounds. However, Afek did not encounter the expected levels of liquid hydrocarbons and, as a result, could not confirm the current commercial viability of the resource. Low pressure conditions within the zones and degraded well integrity at Ness 3 may have impacted the reliability of the flow test results. Afek is operating under tight conditions imposed by regulatory authorities that limit the length and operation of the tests.

Afek has begun a more comprehensive test regimen at its completed Devorah well (Ness 2).

The well flow test program may involve testing multiple wells in order to gain a greater understanding of the resources identified during the exploratory drilling conducted over the past fourteen months. Afek remains optimistic that the ongoing exploration program will ultimately confirm the presence of a commercially viable resource within the license area.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

By:	/s/ Howard S. Jonas
Name: Howard S. Jonas
Title: Chief Executive Officer

Dated: April 12, 2016